Exhibit 99.1

New Mountain Finance Corporation Announces Preliminary Estimates of Fourth Quarter 2023 Operating Results

NEW YORK--(BUSINESS WIRE)—January 18, 2024--New Mountain Finance Corporation (NASDAQ: NMFC) (“NMFC”, “the Company”, “we” or “our”) today announced its preliminary estimates of its financial condition and results of operations as of and for the three months ended December 31, 2023, which are estimated as of January 17, 2024.

We estimate that our net investment income per share for the three months ended December 31, 2023 was between $0.39 per share and $0.40 per share, calculated using 101,638,346 weighted average shares for the three months ended December 31, 2023. We estimate that our net asset value per share as of December 31, 2023 was between $12.85 per share and $12.90 per share. This estimate is net of the $0.10 per share special dividend that was paid on December 29, 2023. We estimate that our statutory leverage ratio as of December 31, 2023 was 1.14x and our statutory leverage ratio net of available cash was 1.10x.

NMFC will release its finalized fourth quarter 2023 operating results on February 26, 2024.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation (NASDAQ: NMFC) is a leading business development company (BDC) focused on providing direct lending solutions to U.S. middle market companies backed by top private equity sponsors. Our portfolio consists primarily of senior secured loans, and select junior capital positions, to growing businesses in defensive industries that offer attractive risk-adjusted returns. Our differentiated investment approach leverages the deep sector knowledge and operating resources of New Mountain Capital, a global investment firm with over $45 billion of assets under management as of September 30, 2023.

ABOUT NEW MOUNTAIN CAPITAL

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, credit and net lease investment strategies with over $45 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements” with respect to the business and investments of the Company, including, but not limited to, the preliminary estimates of its financial information and results for the three months ended December 31, 2023, which are based on current information available to the Company as of the date hereof. The preliminary financial estimates furnished above are based on our management’s preliminary determinations and current expectations as of January 17, 2024, and such information is inherently uncertain. The preliminary financial estimates provided herein have been prepared by, and are the responsibility of, management. Neither Deloitte & Touche LLP, our independent registered public accounting firm, nor any other independent accountants have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data set forth above. Accordingly, Deloitte & Touche LLP does not express an opinion or any form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information.

The preliminary financial estimates may not align with the Company’s actual results of operations for the period, which will not be known until the Company completes its customary financial year-end closing, including the determination of the fair value of the Company’s portfolio investments, final adjustments and other developments that arise between now and the time that our financial results for the fiscal year ended December 31, 2023 are finalized. Actual results could differ materially from the current preliminary financial estimates based on adjustments made during the Company’s year-end closing and audit procedures, and the Company’s reported information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 may differ from this information, and any such differences may be material. In addition, the information provided above does not include all of the information regarding the Company’s financial condition and results of operations for the three months ended December 31, 2023 that may be important to readers. As a result, readers are cautioned not to place undue reliance on the information herein and should view this information in the context of the Company’s full fourth quarter 2023 results when such results are disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The information provided above is based on our management’s current expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such information.

Contact

New Mountain Finance Corporation
Investor Relations
Laura C. Holson, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505